SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
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[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
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[ ] Confidential, for Use of  the  Commission  Only (as  permitted  by  Rule
    14a-6(e)(2))

                        UNIQUE CASUAL RESTAURANTS, INC.
                (Name of Registrant as Specified In Its Charter)

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                                               Unique Casual Restaurants, Inc.
                                               55 Ferncroft Road
                                               Danvers, MA  01923-4001


Contact:
At the Company                         At the Financial Relations Board
--------------                         --------------------------------
Donald C. Moore                        212-661-8030
CEO & CFO                              Analyst Information:  Lynn Sawyer-Landau
978-774-6606, ext. 1103                General Information:  Jeff Bogart


FOR IMMEDIATE RELEASE
February 8, 1999


            UNIQUE CASUAL RESTAURANTS ANNOUNCES ANNUAL MEETING DATE,
                   COMMENTS ON EFFORTS TO AVOID PROXY CONTEST

DANVERS,  Mass.,  February 8, 1999 -- Unique Casual Restaurants,  Inc., (Nasdaq:
UNIQ), announced today that it has begun mailing proxy materials for its annual meeting of stockholders, to be held on Wednesday, March 17, 1999, at 10 a.m. at the Tara Hotel in Danvers, Massachusetts.

         The order of business at the meeting includes the election of two Class II directors, each for a three-year term. Only stockholders of record at the close of business on February 1, 1999, are entitled to vote at the meeting.

         "It appears that the largest stockholder of the Company, Atticus Partners, L.P., will pursue the election of its own candidates for directors," Donald C. Moore, Unique's CEO said. "Since the sale of Fuddruckers, Unique has been working with Bear Stearns & Co., Inc. to aggressively evaluate strategic alternatives for a possible sale of the entire Company. Hoping to avoid a proxy contest, we entered into a confidentiality agreement with Atticus to enable them to fully understand and evaluate the status of our process and efforts to date by the Board of Directors to explore the sale of the Company. Furthermore, I met with Atticus on behalf of the Board to indicate the Board's willingness to appoint two representatives of Atticus as additional directors."

         "Regrettably, Atticus has been unwilling to accept the Board's offer for immediate representation to avoid a proxy contest," Mr. Moore added. "Management and the Board of Directors are committed to pursuing the sale of the Company. However, the Board believes that the replacement of two experienced directors who have been significant participants in the Company's recent transactions and evaluation of strategic alternatives would have a disruptive effect on this ongoing process. Moreover, if Unique is not sold, we believe that a divided Board will adversely impact management's ability to carry out a strategy to operate and grow the Company's business."



                                     -more-



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         In its proxy materials the Company's Board of Directors recommends that shareholders vote to re-elect the two existing Class II directors, Erline Belton, president and chief executive officer of The Lyceum Group, a human resources consulting firm, and Joseph W. O'Donnell, a partner in Osgood, O'Donnell & Walsh and former chairman and chief executive officer of The J. Walter Thompson Co.

         Unique expects to discuss its second quarter results in a conference call with analysts on Tuesday, February 16, 1999, at 11 a.m. E.S.T.

         With the sale in November 1998 of its Fuddruckers business, Unique's operations essentially consist of Champps Americana, an upscale casual-theme chain of 18 Company-operated and 12 franchised restaurants located throughout the United States. The Champps concept is based upon providing the best possible food, value and service to guests in an entertaining and energetic atmosphere.

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